Exhibit 5.3

[Maynard, Cooper & Gale, P.C. Letterhead]

March 5, 2012

Oklahoma Radio Partners, LLC

3280 Peachtree Road, N.W., Suite 2300

Atlanta, Georgia 30305

Re:	Registration Statement on Form S-4 Filed by Oklahoma Radio Partners Relating to the Exchange Offer

Ladies and Gentlemen:

We have acted as special Alabama counsel for Oklahoma Radio Partners, LLC, an Alabama limited liability company (“Oklahoma Radio Partners”) and a wholly-owned subsidiary of Cumulus Media Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $610,000,000 aggregate principal amount of 7.75% Senior Notes due 2019 of the Company (the “Exchange Notes”), for an equal principal amount of 7.75% Senior Notes due 2019 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes were issued, and the Exchange Notes will be issued, under the Indenture, dated as of May 13, 2011 (as amended, supplemented or otherwise modified, the “Indenture”), by and among Cumulus Media Inc., the Company, Oklahoma Radio Partners, the other guarantors signatory thereto (together with Oklahoma Radio Partners, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by each of the Guarantors.

We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees, or any of the related agreements executed or delivered in connection with the Outstanding Notes. We have been retained solely for the purpose of rendering certain opinions pursuant to Alabama law.

In connection herewith, we have examined:

(1)	the Registration Statement (including exhibits thereto);

(2)	an executed copy of the Indenture as supplemented to date by Supplement Nos. 1, 2 and 3, including the Guarantees provided for therein;

(3)	the Registration Rights Agreement dated May 13, 2011 entered into by, among others, the Company;

(4)	the Articles of Organization and Second Amended and Restated Operating Agreement of Oklahoma Radio Partners as in effect on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of Oklahoma Radio Partners (the “Organizational Documents”);

(5)	the Certificate of Existence (the “Certificate of Existence”) from the Secretary of State of the State of Alabama dated February 28, 2012 as to Oklahoma Radio Partners;

(6)	the Certificate of Good Standing (the “Certificate of Good Standing”) from the Department of Revenue of the State of Alabama dated February 28, 2012 as to Oklahoma Radio Partners; and

(7)	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of Oklahoma Radio Partners, certifying as to resolutions relating to the transactions referred to herein, the incumbency of officers, and such other matters as we have deemed appropriate.

The documents referenced as (1) through (3) above are collectively referred to as the “Transaction Documents.”

We have relied upon such certificates and other documents of public officials and officers of the Oklahoma Radio Partners as we have deemed relevant or proper as a basis for this opinion. In this regard, we have relied as to factual matters on the representations and warranties contained in the Transaction Documents. In such

March 5, 2012

examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

Except as otherwise defined herein, terms used in this opinion letter but not otherwise defined herein are used as defined in the Indenture.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	Oklahoma Radio Partners is a limited liability company validly existing and in good standing under the laws of the State of Alabama.

2.	As of the date of the Indenture, Oklahoma Radio Partners had the limited liability company power to enter into the Indenture and, as of the date hereof, Oklahoma Radio Partners has the limited liability company power to perform its respective obligations thereunder.

3.	Oklahoma Radio Partners has authorized by all necessary limited liability company action the execution, delivery and performance of the Indenture and the Guarantee to which it is a party.

4.	The execution and delivery of the Indenture by Oklahoma Radio Partners and the performance by Oklahoma Radio Partners of its obligations under the Indenture, including the Guarantee to which it is a party do not (a) violate Oklahoma Radio Partners’ Organizational Documents, or (b) violate provisions of Alabama law.

The opinions set forth above are subject to the following qualifications:

Our opinion in paragraph 1 is based solely upon our review of the Certificate of Existence and the Certificate of Good Standing with respect to Oklahoma Radio Partners.

For the purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and supplements thereto and that the Indenture and supplements thereto are the valid, binding and enforceable obligations of the Trustee.

We are qualified to practice law only in the State of Alabama, and our opinions expressed herein are limited to the law of the State of Alabama. We specifically express no opinion on the law of any other state within the United States or the law of any foreign country.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

This opinion may be relied on only in connection with the Exchange Offer. We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to any reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No one is entitled to rely on this opinion in any other context.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.